Pleasant Kids

Natural Alkalized pH Mountain Spring Water

CORPORATE CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR OFFICERS



Table of Contents

PURPOSE.. 2
POLICY.. 2
ETHICAL CONDUCT.. 3
ACCOUNTABILITY.. 4
REPORTING PROCEDURE.. 4
WAIVER AND AMENDMENT.. 5
DISCLOSURE.. 5

CORPORATE CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR OFFICERS

PURPOSE:

This Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") has been adopted as a set of guidelines pursuant to which the Chief Executive Office ("CEO"), Chief Financial Officer ("CFO"), the Chief Operation Officer ("COO"), Controller and Chief Accounting Officer, persons performing similar functions and other persons as designated by the Board of Directors from time-to-time (the "Senior Officers") shall perform their duties. This Code is intended to supplement the Code of Conduct adopted by Pleasant Kids, (the "Company") which applies to all employees, officers and directors of the Company.

The purpose of the Code is to deter wrongdoing, foster confidence in management and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

POLICY:

The Senior Officers shall take all necessary steps to ensure that all disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company is full, fair, accurate, timely and understandable. The CEO, COO and CFO are responsible on an on-going basis for designing, establishing, and maintaining the Company's disclosure controls and procedures and on a quarterly basis reviewing and evaluating the effectiveness of the Company's disclosure controls and procedures, as such terms are defined by applicable SEC Rules. The other Senior Officers of the Company shall assist the CEO, COO and CFO with these responsibilities.

The Senior Officers are also responsible for establishing and maintaining adequate internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Senior Officers will take all necessary steps to ensure compliance with established accounting procedures, the Company system of internal controls and generally accepted accounting principles. Senior Officers

will ensure that the Company makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company.

ETHICAL CONDUCT:

It is the policy of the Company that each Senior Officer:

- Act honestly, ethically and with integrity.

- Avoid situations in which their personal, family or financial interests conflict or appear to conflict with those of the Company, and disclose promptly any actual or apparent conflict of interest to the Company's Audit Committee.

- Engaging in any activity that interferes with such Officer's performance of his or her responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company (including accepting simultaneous employment with a Company supplier, customer, developer or competitor, or taking part in any activity that enhances or supports a competitor's position.

- Serving as a director of any company that competes with the Company or failing to obtain prior Audit Committee approval for serving as a director of a Company supplier, customer, developer or other business partner.

- Conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, or employing any such individual in positions that have a financial dependence or influence.

- Accepting any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of fraud (except for inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided they are not excessive and do not create an appearance of impropriety.

- Exploiting for personal gain opportunities that are discovered through the use of and control over corporate property, information or position unless the opportunity is disclosed fully in writing to the Company's Board of Directors and the Board of Directors declines to pursue such opportunity.

- Perform responsibilities with a view to causing disclosure in the Company's public communications, including its periodic reports filed with the SEC, to be accurate, complete, fair, relevant, objective, understandable and timely.

- Comply with applicable governmental laws, rules and regulations of the United States and of the jurisdictions in which the Company conducts business, and acquire appropriate knowledge of such laws, rules and regulations relating to the Senior Officer's duties sufficient to enable the Senior Officer to recognize potential dangers and to know when to seek advice from the Company's Audit Committee.

- Promote ethical behavior among subordinates and peers.

- Use corporate assets and resources employed or entrusted in a responsible manner.

- Report promptly any conduct that the Senior Officer believes to be a violation of the Code to the Company's Audit Committee and cooperate in any internal or external investigations of possible violations. The Company will not intentionally retaliate in any manner against anyone for good faith reporting of violations of applicable law, this Code or any other Company policy, or against any person who is assisting in any investigation or process with respect to such a violation.

- In all cases, if you are unsure about the appropriateness of an event or action, you should seek assistance in interpreting the requirements of this Code by contacting the Company's Audit Committee.

ACCOUNTABILITY

If an investigation determines that the alleged violation(s) or events of non-compliance of this Code occurred, then the Company shall determine the appropriate corrective actions to deter wrongdoing and to promote accountability for adherence to this Code. Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company's discretion, up to and including termination.

REPORTING PROCEDURE

The Company has established a reporting system by which an individual can report violations of this Code or other financial impropriety. Reports of violations

of this Code or financial impropriety may be submitted in any of the following way:

By Calling Toll-Free Reporting Line 1-855-710-KIDS Ext.55

In writing by regular mail to the following address:

Pleasant Kids, Inc.
XXXX
XXXXXXXXXXX xX XXX

Reports and other information submitted will be anonymous unless the individual submitting the report and/or information chooses to provide his or her identity. The General Counsel will forward all reports and information submitted to the Chairperson of the Audit Committee of the Board of Directors and the CEO of the Company.

WAIVER AND AMENDMENT

The Company is committed to the continuous review and updating of our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Board of Directors and promptly disclosed pursuant to applicable laws and regulations.

DISCLOSURE

The Company is required to disclose the provisions of this Code and also in accordance with applicable law, promptly disclose any change in, or waiver of, any provision of the Code. The Chief Executive Officer, the Chief Operations Officer, the Chief Financial Officer, the Director of Investor Relations are authorized to speak for the Company regarding financial matters and in the case of media inquiries, contact should be referred to the Corporate Communications Department. Other employees of the Company may be designated from time to time to speak on behalf of the Company or to respond to specific inquiries from the investment community or the media. As stated in the Code of Conduct, employees who are not authorized spokespersons that receive either direct or indirect inquiries from investors or the news media must refer all such inquiries to the Director of Investor Relations or in the case of a contact from the media, to the Corporate Communications Department.

By: DATE:

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Robert Rico

DATE:

By:______________________________________
Haim Yeffet

DATE:

By:______________________________________
Calvin Lewis

DATE:

By:______________________________________
Franjosé Yglesias-Bertheau

DATE:

By:______________________________________
Corporate Attorney